Exhibit 10. 27
FIRST AMENDMENT
TO EMPLOYMENT AGREEMENT
THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of this 31st day of December, 2008, by and between ENERGY WEST, INCORPORATED (the “Company”), a Montana corporation, and JAMES W. GARRETT (the “Executive”).
RECITALS:
A.	The Company and the Executive are parties to an Employment Agreement dated as of November 16, 2007 (the “Original Agreement”).

B.
In order to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, the Company and the Executive desire to amend the Original Agreement as set forth in this Amendment.

ACCORDINGLY, in consideration of the promises hereinafter set forth in this Amendment, the parties agree as follows:
1. Changes to Section 3 of the Original Agreement. The Company and the Executive hereby agree that Section 3 of the Original Agreement is hereby amended as follows:
(a)	The following is added in its entirety as the last sentence of Section 3(b) of the Original Agreement:

To ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, each as in effect from time to time (collectively, “Section 409A”), any bonus payment payable under this Section 3(b) shall be paid on a date no later than the later of the fifteenth day of the third month following the end of the Executive’s or the Company’s taxable year in which the amount was earned and accrued.

(b)	The following is added in its entirety as Section 3(g) of the Original Agreement:
To ensure compliance with Section 409A, no (i) payment of Annual Base Salary under Section 3(a) of this Agreement, (ii) reimbursed expenses payable under Section 3(e) of this Agreement or (iii) fringe benefits or reimbursements payable under Section 3(f) of this Agreement that are taxable to the Executive shall be made later than March 15 of the calendar year following the calendar year in which the amount was earned and accrued.

2. Changes to Section 5 of the Original Agreement. The Company and the Executive hereby agree that Section 5(e) of the Original Agreement is hereby added in its entirety as follows:
5(e)	Timing of Payments. Notwithstanding the foregoing, to ensure compliance with Section 409A, the Company shall pay:
(i)	any amount payable under Sections 5(a)(A), (B) and (C) (collectively, the “Accrued Base Pay Amount”) by no later than March 15 of the calendar year following the year of Termination;

(ii)
to the extent that any continued payments or reimbursements of benefit continuation or conversion under Section 5(a) above are deemed to constitute taxable compensation to the Executive, any such payment or reimbursement due to the Executive shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursements shall not be subject to liquidation or exchange for any other benefit.

(iii)
provided that the Executive has executed and delivered the release and the covenant not to sue (as described in Section 11(a)), all amounts payable under Section 5(b) in a lump sum cash payment by no later than 75 days after the date of termination under Section 5(b).

3. Changes to Section 11(a) of the Original Agreement. The Company and the Executive hereby agree that Section 11(a) of the Original Agreement is hereby deleted from the Original Agreement in its entirety and is replaced by the following new Section 11(a):
(a)
Release and Covenant Not to Sue. Notwithstanding anything contained in this Agreement to the contrary, the Executive shall not be entitled to receive any of the severance compensation described in Section 5(b) of this Agreement unless the Executive at the time of any employment termination for which such severance compensation would be due and owing, executes a release and a covenant not to sue upon terms and conditions acceptable to the Company. Notwithstanding anything to the contrary in this Agreement, the Company shall be under no obligation to provide the severance compensation described in Section 5(b) of this Agreement unless the Executive shall have executed the release and the covenant not to sue (and the applicable revocation period shall have expired) within sixty-five (65) days following the date of the Executive’s termination of employment.

4. Addition of New Section 12 to the Original Agreement. The Company and the Executive hereby agree that Section 12 of the Original Agreement is hereby added in its entirety as follows:
12.    Section 409A.
(a)	To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A.

(b)
If the Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)), as determined by the Company in accordance with Section 409A, as of the date of the Executive’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), to the extent that any payments or benefits under this Agreement are subject to Section 409A and the delayed payment or distribution of all or any portion of such amounts to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred under this Section 12(b) shall be paid or distributed (without interest) to the Executive in a lump sum on the earlier of (i) the date that is six (6) months following termination of the Executive’s employment, (ii) a date that is no later than thirty (30) days after the date of the Executive’s death or (iii) the earliest date as is permitted under Section 409A. For purposes of clarity, the six (6) month delay shall not apply in the case of severance pay contemplated by Treasury Regulation Section 1.409A-1(b)(9)(iii) to the extent of the limits set forth therein. Any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(c)
To the maximum extent permitted by applicable law, the amounts payable to the Executive under this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals).

(d)
As provided in Internal Revenue Notice 2007-86, notwithstanding any other provision of this Agreement, with respect to an election or amendment to change a time and form of payment under this Agreement that is subject to Section 409A made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

5. Full Force and Effect. Except to the extent specifically modified in this Amendment, each and every provision of the Original Agreement remains in full force and effect.
6. Miscellaneous. This Amendment shall be governed by and construed in accordance with the substantive laws of the State of Ohio. The parties intend to and do hereby confer jurisdiction upon the courts of any jurisdiction within the State of Ohio to determine any dispute arising out of or related to this Amendment, including the enforcement and the breach hereof. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In the event of any conflict between the original terms of the Original Agreement and this Amendment, the terms of this Amendment shall prevail.

IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from its Board of Directors, the Company have caused this Amendment to be executed as of the day and year first above written.

EXECUTIVE
/s/ James W. Garrett
JAMES W. GARRETT

ENERGY WEST, INCORPORATED
By:	Thomas J. Smith
Its: Chief Financial Officer

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